ATC Venture Group Inc. Receives Amex Delinquency Notice

Spencer, Iowa, February 27, 2011—(BUSINESS WIRE)—ATC Venture Group Inc. (AMEX:ATC), announced that it had received a delinquency notice from the American Stock Exchange as a result of its previously announced inability to file its Quarterly Report on Form 10-Q for the quarter ended December 31, 2011 on a timely basis.

For more information, contact: Robert Davis, CEO at 952-215-3100.